UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

January 24, 2012

Date of Report

(Date of earliest event reported)

Gold Dynamics Corp.

(Exact name of registrant as specified in its charter)

   Nevada                       333-136981                                         N/A

(State or other jurisdiction of )(Commission File Number) (IRS Employer incorporation Identification No.)

2248 Meridian Blvd.Ste H Minden, NV 89423

(Address of principal executive offices) (Zip Code)

949-419-6588

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12) [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b)) [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 24, 2012,Tie Ming Li resigned as president of our company. Mr. Li will remain as a member to our company’s board of directors. Mr. Li’s resignation was not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Concurrently with Mr. Li’s resignation, we appointed Gark Kirk as president of our company, effective January 24, 2012.

Prior to joining Gold Dynamics, he was instrumental in developing a gold exploration property into production which processed 650 tons of ore per day and produced approximately 60,000 ounces of high grade gold. In addition, has also had a very successful 30 year career with various international banks in brokering large dollar volume financings.

Gary began his career in 1976 working for Citicorp Bank in their Toronto offices. From 1996 to 2006, he held the position of Senior Vice President for Tullett Tokyo, Prebon Yamane and Freedom Brokers. In 2006, he was appointed as the President and CEO of Patricia Mining Corp. , which was later acquired by Richmont Mines.

Our board of directors now consists of Tie Ming Li and Gary Kirk. There have been no transactions between our company and Mr. Kirk since the company’s last fiscal year which would be required to be reported herein. There are no family relationships among our directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gold Dynamics Corp.

/s/ Gary Kirk

Gary Kirk

President

Date: January 30, 2012

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